Exhibit 99.1

FOR IMMEDIATE RELEASE

January 24, 2008	For More Information Contact:
Gregory Schreacke
Chief Financial Officer
First Financial Service Corporation
(270) 765-2131

First Financial Service Corporation

Announces Annual and Quarterly Results

Elizabethtown, Kentucky, January 24, 2008 — First Financial Service Corporation (the Company, Nasdaq: FFKY) today announced diluted net income per share of $0.50 for the quarter ended December 31, 2007, compared to $0.55 for the quarter ended December 31, 2006.  Return on equity was 12.7% for the quarter ended December 31, 2007 and return on assets was 1.07%.  Diluted net income per share for the year ended December 31, 2007, was $1.96, compared to $2.12 for the year ended December 31, 2006.  For the year ended December 31, 2007, return on equity was 12.9% and return on assets was 1.10%.

On August 16, 2007, the Company declared a 10% stock dividend payable on September 14, 2007 to shareholders of record at the close of business on August 29, 2007.  All per share information has been restated to reflect the 10% stock dividend.

“We finished the year with diluted earnings per share of $1.96, an 8% decline from $2.12 last year,” noted President and Chief Executive Officer, B. Keith Johnson.  “Our provision for loan losses increased $669,000 to $1.2 million for the year, as our provision increased to levels experienced during 2005 and 2004.  This is an increase from the favorable low level of provision for loan loss experienced during 2006.  Our non-interest expense was higher for the year increasing our efficiency ratio to 61% for 2007 from 59% for 2006 as we continue to invest in our retail and commercial franchise.  We opened a new full-service banking center on Taylorsville Road in Louisville in the second quarter of 2007 and plan construction on two new full service banking centers during 2008 in our current footprint of Hardin and Bullitt County, Kentucky.  We are encouraged by the success in our retail and commercial franchise and continue to anticipate returns from our continued investment in this area.”

The Company’s retail branch network continued to generate positive results.  Total deposits have grown at an 8% compound annual growth rate over the past three years.  Total deposits were $689 million at December 31, 2007, an increase of $48.2 million, or 8% for the year.  The continued development of the retail branch network in the Louisville market also yielded positive results.  The Company had a combined $54.2 million in deposits in its three full-service facilities in the Louisville market experiencing a 39% increase in deposits for the year and a 208% increase from December 31, 2004.  The Company opened these facilities in the second quarter of 2004 to support its growing customer base in this market.  Twenty-four percent of the Company’s loan portfolio and 8% of its deposit portfolio reside in the Louisville market.

The Company’s emphasis on commercial lending generated an 8% compound annual growth rate in the total loan portfolio and a 16% compound annual growth rate in commercial loans over the past three years.  Commercial loans were $544.9 million at December 31, 2007, an increase of $69.9 million, or 15% for the year.  The growth in the Company’s commercial loan portfolio has favorably impacted the level of interest income generated by the Company.  Average earning assets increased $54.0 million for December 31, 2007, compared to December 31, 2006.  Despite the increase in earning assets, the Company’s net interest margin realized a decline.  Net interest margin decreased to 3.89% for the year ended December 31, 2007, compared to 4.04% for the year ended December 31, 2006.  The increase in the volume of earning assets had a positive impact on net interest income, which increased $243,000 and $1.1 million for the three months and year ended December 31, 2007, compared to the respective periods ended December 31, 2006.

The percentage of non-performing loans to total loans increased to 1.16% at December 31, 2007, compared to 0.69% at December 31, 2006.  Annualized net charge-offs as a percent of average total loans were 0.13% for the year ended December 31, 2007, compared to 0.03% for December 31, 2006.  During the fourth quarter ended

December 31, 2007, the Company charged off $880,000, which was primarily the result of a $751,000 charge off on a commercial loan.   The loan was fully reserved for in a prior quarter.  The $751,000 reduction in the allowance for loan loss related to this credit resulted in a decrease in the allowance for loan loss as a percent of total loans ratio, which decreased to 1.03% at December 31, 2007 compared to 1.09% at December 31, 2006.

Provision for loan loss expense increased $68,000 to $261,000 for the three months ended December 31, 2007, compared to the same period ended September 30, 2006.  For the year ended December 31, 2007, provision for loan loss expense increased $669,000 to $1.2 million compared to the year ended December 31, 2006.  The increase in provision for loan loss expense for the respective periods was largely related to growth in the loan portfolio for the year as well as the specific reserve set aside for a loan classified during the third quarter ended September 30, 2007.  In addition, improvements in the Company’s security and position of certain classified loans during 2006, resulted in a reduction in the reserves allocated to the loans.  Therefore the Company recorded a lower provision for loan loss expense during 2006, resulting in a higher increase in the provision for loan loss expense for the year ended December 31, 2007.

Non-interest income increased $98,000 for the three months ended December 31, 2007, compared to the three months ended December 31, 2006.  For the year ended December 31, 2007 non-interest income increased $464,000, compared to the year ended December 31, 2006.  Contributing to the increase for the year was a $227,000 gain on the sale of real estate held for development.  This real estate was held for development through the Company’s wholly owned subsidiary, First Federal Office Park, LLC.  Only one other property remains for sale in this development.  Also contributing to the increase in non-interest income for the year was a $332,000 increase in customer service fees on deposit accounts.  Gain on the sale of mortgage loans declined $214,000 for the year ended December 31, 2007.

Non-interest expense increased $176,000 to $6.0 million for the three months ended December 31, 2007, compared to the same three months ended December 31, 2006.  For the year ended December 31, 2007, non-interest expense increased $1.8 million compared to the year ended December 31, 2006.  Included in the increase for the year was $229,000 of unamortized issuance cost from redemption of all of its $10.0 million issuance of cumulative trust preferred securities.  Contributing to the increase in non-interest expense for the respective further quarter and annual periods for 2007 was an $87,000 increase and a $690,000 increase in employee compensation expense.  Three commercial lending associates and twenty-one retail associates have been added with our expansion efforts.

Income tax expense increased $408,000 or $0.09 diluted earnings per share for the quarter ended December 31, 2007, compared to the quarter ended December 31, 2006.  During the fourth quarter the Company accrued $151,000 in Indiana state income tax for the years 2007, 2006, and 2005.  The Company’s level of interest income generated from properties financed in Indiana increased to a level which required the Company to pay Indiana state income tax.  The Company accrued for this liability during the fourth quarter, resulting in a tax rate of 34% for the quarter ended December 31, 2007.  Also contributing to the increase in income tax was a $281,000 reduction of federal income tax during the fourth quarter ended December 31, 2006.  During the fourth quarter ended December 31, 2006 the Company re-evaluated its tax contingency reserves and determined that approximately $281,000 was no longer required.  As a result, tax expense was reduced by this amount, resulting in an effective tax rate of 25% in the fourth quarter of 2006.

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923.  The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service.  The Bank offers a variety of financial services to its retail and commercial banking customers.  These services include personal and corporate banking services, and personal investment financial counseling services.  Today, the Bank serves Central Kentucky through its 15 full-service banking centers and a commercial private banking center.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s acquisition strategy, risk of loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

First Financial Service Corporation’s stock is traded on the Nasdaq Global Market under the symbol “FFKY.”  Market makers for the stock are:

Keefe, Bruyette & Woods, Inc.	FTN Midwest Securities

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Howe Barnes Investments, Inc.

Stifel Nicolaus & Company	Knight Securities, LP

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FIRST FINANCIAL SERVICE CORPORATION

Consolidated Balance Sheets

(Unaudited)

	December 31,
(Dollars in thousands, except share data)	2007	2006

ASSETS
Cash and due from banks	$14,948	$19,082

Securities available-for-sale	22,004	28,223
Securities held-to-maturity, fair value of $17,624 (2007) and $23,817 (2006)	17,681	24,224
Total securities	39,685	52,447

Loans held for sale	780	673
Loans, net of unearned fees	767,256	705,037
Allowance for loan losses	(7,922)	(7,684)
Net loans	760,114	698,026

Federal Home Loan Bank stock	7,621	7,621
Cash surrender value of life insurance	8,290	7,947
Premises and equipment, net	26,335	22,500
Real estate owned:
Acquired through foreclosure	1,749	918
Held for development	45	337
Other repossessed assets	52	82
Goodwill	8,384	8,384
Accrued interest receivable	4,324	4,094
Other assets	1,144	1,388

TOTAL ASSETS	$872,691	$822,826

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Non-interest bearing	$46,978	$40,349
Interest bearing	642,265	600,688
Total deposits	689,243	641,037

Short-term borrowings	42,800	68,500
Advances from Federal Home Loan Bank	53,083	28,224
Subordinated debentures	10,000	10,000
Accrued interest payable	1,093	273
Accounts payable and other liabilities	3,012	2,694

TOTAL LIABILITIES	799,231	750,728
Commitments and contingent liabilities	—	—

STOCKHOLDERS’ EQUITY:
Serial preferred stock, 5,000,000 shares authorized and unissued	—	—
Common stock, $1 par value per share; authorized 10,000,000 shares; issued and outstanding, 4,661,083 shares (2007), and 4,384,088 shares (2006)	4,661	4,384
Additional paid-in capital	33,886	27,419
Retained earnings	35,225	40,210
Accumulated other comprehensive income/(loss)	(312)	85

TOTAL STOCKHOLDERS’ EQUITY	73,460	72,098
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$872,691	$822,826

FIRST FINANCIAL SERVICE CORPORATION

Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Year Ended
(Dollars in thousands, except per share data)	December 31,		December 31,
	2007	2006	2007	2006
Interest and Dividend Income:
Loans, including fees	$14,954	$13,696	$58,019	$50,803
Taxable securities	470	616	$2,108	$2,726
Tax exempt securities	101	95	418	303
Total interest income	15,525	14,407	60,545	53,832

Interest Expense:
Deposits	6,438	5,185	25,519	18,688
Short-term borrowings	483	1,015	1,935	1,904
Federal Home Loan Bank advances	558	341	1,580	2,621
Subordinated debentures	167	230	717	895
Total interest expense	7,646	6,771	29,751	24,108

Net interest income	7,879	7,636	30,794	29,724
Provision for loan losses	261	193	1,209	540
Net interest income after provision for loan losses	7,618	7,443	29,585	29,184

Non-interest Income:
Customer service fees on deposit accounts	1,518	1,352	5,792	5,460
Gain on sale of mortgage loans	134	175	569	783
Gain on sale of real estate held for development	—	—	227	—
Brokerage commissions	116	96	424	346
Other income	246	293	1,191	1,150
Total non-interest income	2,014	1,916	8,203	7,739

Non-interest Expense:
Employee compensation and benefits	3,227	3,140	12,593	11,903
Office occupancy expense and equipment	607	516	2,373	2,106
Marketing and advertising	237	231	914	859
Outside services and data processing	658	657	2,632	2,567
Bank franchise tax	224	204	923	871
Write off of issuance cost of Trust Preferred Securities	—	—	229	—
Other expense	1,014	1,043	4,126	3,646
Total non-interest expense	5,967	5,791	23,790	21,952

Income before income taxes	3,665	3,568	13,998	14,971
Income taxes	1,304	896	4,646	4,634
Net Income	$2,361	$2,672	$9,352	$10,337

(1) Shares applicable to basic income per share	4,662,833	4,822,693	4,721,559	4,821,472
(1) Basic income per share	$0.51	$0.55	$1.98	$2.14

(1) Shares applicable to diluted income per share	4,710,352	4,879,222	4,774,361	4,869,558
(1) Diluted income per share	$0.50	$0.55	$1.96	$2.12

Cash dividends declared per share	$0.190	$0.173	$0.726	$0.660

(1) Adjusted to reflect the impact of the 10% stock dividend declared August 16, 2007.

FIRST FINANCIAL SERVICE CORPORATION

Unaudited Selected Ratios and Other Data

	As of and For the		As of and For the
	Three Months Ended		Year Ended
	December 31,		December 31,
Selected Data	2007	2006	2007	2006

Performance Ratios

Return on average assets	1.07%	1.31%	1.10%	1.31%

Return on average equity	12.74%	14.81%	12.88%	15.03%

Average equity to average assets	8.40%	8.85%	8.54%	8.71%

Net interest margin	3.84%	4.02%	3.89%	4.04%

Efficiency ratio from continuing operations	60.32%	60.63%	61.00%	58.60%

Book value per share			$15.76	$14.95

Average Balance Sheet Data

Average total assets	$874,919	$808,744	$850,221	$788,986

Average interest earning assets	820,011	757,920	796,275	739,215

Average loans	771,267	694,841	741,274	667,793

Average interest-bearing deposits	646,622	577,201	644,231	572,845

Average total deposits	695,184	617,951	690,574	615,134

Average total stockholders’ equity	73,506	71,581	72,624	68,755

Asset Quality Ratios

Non-performing loans as a percent of total loans (1)			1.16%	0.69%

Non-performing assets as a percent of total loans (1)			1.39%	0.83%

Allowance for loan losses as a percent of total loans (1)			1.03%	1.09%

Allowance for loan losses as a percent of non-performing loans			89%	159%

Net charge-offs to total loans (1)			0.13%	0.03%

(1) Excludes loans held for sale.